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          UNITED STATES
          SECURITIES AND EXCHANGE COMMISSION
          Washington, D.C.  20549

          SCHEDULE 13G/A
          Under the Securities Exchange Act of 1934

          Amendment No.:  4

          Name of Issuer:  Riviera Holdings Corporation

          Title of Class of Securities: Common Stock

          CUSIP Number: 769 672 100


            (Date of Event Which Requires Filing of this Statement)

                                August 29, 2000

          Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          /X/ Rule 13d-l(b)
          /X/ Rule 13d-l(c)
          / / Rule 13d-l(d)

          *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

          The information required in the remainder of this cover page shall not be deemed to be "filed,, for the purpose of
          Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



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          CUSIP Number: 769 672 100

          1.  Name of Reporting Person
              I.R.S. Identification No. of Above Person

                   James D. Bennett

          2.  Check the Appropriate Box if a Member of a Group

                   a.
                   b.   X

          3.  SEC Use Only


          4.  Citizenship or Place of Organization

                   United States

          Number of Shares Beneficially Owned by Each Reporting Person with:

          5.  Sole Voting Power:

                   0

          6.  Shared Voting Power:

                   371,070

          7.  Sole Dispositive Power:

                   0

          8.  Shared Dispositive Power:

                   371,070

          9.  Aggregate Amount Beneficially Owned by Each Reporting
          Person

                   371,070

          10. Check Box if the Aggregate Amount in Row (9) Excludes
              Certain Shares





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          11. Percent of Class Represented by Amount in Row (9)

                    9.44%

          12. Type of Reporting Person

                    IN











































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          CUSIP Number: 769 672 100

          1.  Name of Reporting Person
              I.R.S. Identification No. of Above Person

                    Restructuring Capital Associates, L.P.

          2.  Check the Appropriate Box if a Member of a Group

                    a.
                    b. X

          3.  SEC Use Only

          4.  Citizenship or Place of organization

                    Delaware

          Number of Shares Beneficially owned by Each Reporting Person
          With:

          5.  Sole Voting Power:


          6.  Shared Voting Power:

                    259,749

          7.  Sole Dispositive Power:


          8.  Shared Dispositive Power:

                    259,749

          9.  Aggregate Amount Beneficially Owned by Each Reporting
              Person

                    259,749

          10. Check Box if the Aggregate Amount in Row (9) Excludes
              Certain Shares








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          11. Percent of Class Represented by Amount in Row (9)

                    6.60%

          12. Type of Reporting Person

                    PN, IA











































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          CUSIP Number: 769 672 100

          1.  Name of Reporting Person I.R.S. Identification No. of
              Above Person

                    Bennett Restructuring Fund, L.P.

          2.  Check the Appropriate Box if a Member of a Group

                    a.
                    b. X

          3.  SEC Use Only


          4.  Citizenship or Place of Organization

                    Delaware

          Number of Shares Beneficially Owned by Each Reporting Person
          With:

          5.  Sole Voting Power:


          6.  Shared Voting Power:


                    259,749

          7.  Sole Dispositive Power:


          8.  Shared Dispositive Power:

                    259,749

          9.  Aggregate Amount Beneficially Owned by Each Reporting
              Person

                    259,749

          10. Check Box if the Aggregate Amount in Row (9) Excludes
              Certain Shares






                                       6



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          CUSIP Number: 769 672 100

          1.  Name of Reporting Person
              I.R.S. identification No. of Above Person

                    Bennett Offshore Restructuring Fund, Inc.

          2.  Check the Appropriate Box if a Member of a Group

                    a.
                    b. X

          3.  SEC Use Only


          4.  Citizenship or Place of Organization

                    Cayman Islands

          Number of Shares Beneficially Owned by Each Reporting Person
          With:

          5.  Sole Voting Power:


          6.  Shared Voting Power:

                    111,321

          7.  Sole Dispositive Power:


          8.  Shared Dispositive Power:

                    111,321

          9.  Aggregate Amount Beneficially owned by Each Reporting
              Person

                    111,321

          10. Check Box if the Aggregate Amount in Row (9) Excludes
              Certain Shares







                                       7



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          11. Percent of Class Represented by Amount in Row (9)

                    2.83%

          12. Type of Reporting Person

                    CO











































                                       8



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          Item 1(a) Name of Issuer:  Riviera Holdings Corporation

                (b) Address of Issuer's Principal Executive Offices:

                    2901 Las Vegas Boulevard
                    South Las Vegas, Nevada 89109

          Item 2(a) - (c). Name, Principal Business Address, and
          Citizenship of Persons Filing:

                    James D. Bennett
                    Restructuring Capital Associates, L.P.
                    Bennett Restructuring Fund, L.P.
                    2 Stamford Plaza
                    Suite 1501
                    281 Tresser Boulevard
                    Stamford, Connecticut 06901

                    Bennett Offshore Restructuring Fund, Inc.
                    P.O. Box 2003 GT
                    Grand Pavilion Commercial Centre
                    Bougainvillea Way
                    802 West Bay Road
                    Grand Cayman, Cayman Islands

                    James D. Bennett - United States citizen

                    Restructuring Capital Associates, L.P. and Bennett Restructuring Fund, L.P. - Delaware limited partnerships

                    Bennett Offshore Restructuring Fund, Inc. - Cayman Islands Exempted Company

              (d)   Title of Class of Securities:  Common Stock

              (e)   CUSIP Number: 769 672 100

          Item 3.  If this statement is filed pursuant to Rule
          13d-1(b)(1) or 13d-2(b) or (c) check whether the person filing is:

              (a)   / / Broker or dealer registered under Section 15
                        of the Act,

              (b)   / / Bank as defined in Section 3(a)(6) of the Act,




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              (c)   / / Insurance Company as defined in Section
                        3(a)(19) of the Act,

              (d)   / / Investment Company registered under Section 8
                        of the Investment Company Act,

                        With respect to Restructuring Capital
                        Associates, L.P.:
              (e)   /X/ Investment Adviser registered under Section
                        203 of the investment Advisers Act of 1940,

              (f)   / / Employee Benefit Plan, Pension Fund which is
                        subject to the provisions of the Employee
                        Retirement Income Security Act of 1974 or
                        Endowment Fund,

              (g)   / / Parent Holding Company, in accordance with
                        Rule 13d-1(b)(ii)(G),

              (h)   / / Savings association as defined in Section 3(b)
                        of the Federal Deposit Insurance Act,

              (i)   / / Church plan excluded from the definition of an
                        investment company under Section 3(c)(14) of the Investment Company Act,

              (j)   / / Group, in accordance with Rule 13d-
                        1(b)(1)(ii)(H).

          With respect to James D. Bennett and Bennett Restructuring
          Fund, L.P.:
          If this statement is filed pursuant to Rule 13d-l(c), check this box. /X/

           Item 4.  Ownership.

                    As of August 29, 2000:

                    (a) Amount Beneficially owned:  James D. Bennett-
                        371,070; Bennett Restructuring Fund, L.P.-
                        259,749; Bennett Offshore Restructuring Fund
                        Inc.-111,321

                    (b) Percent of Class:  James D. Bennett-9.44%;
                        Bennett Restructuring Fund L.P.-6.60%; Bennett Offshore Restructuring Fund Inc.-2.83%




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                    (c) James D. Bennett:  371,070 shares with shared
                        power to vote or to direct the vote; 0 shares with sole power to vote or to direct the vote; 371,070 shares with shared power to dispose or to direct the disposition of; 0 shares with the sole power to dispose or to direct the disposition of

                        Bennett Restructuring Fund, L.P.: 259,749 shares with shared power to vote or to direct the vote; 0 shares with sole power to vote or to direct the vote; 259,749 shares with shared power to dispose or to direct the disposition of; 0 shares with the sole power to dispose or to direct the disposition of

                        Bennett Offshore Restructuring Fund Inc.:
                        111,321 shares with shared power to vote or to direct the vote; 0 shares with sole power to vote or to direct the vote; 111,321 shares with shared power to dispose or to direct the disposition of; 0 shares with the sole power to dispose or to direct the disposition of

          Item 5.   Ownership of Five Percent or Less of a Class.

                    N/A

          Item 6.   Ownership of More than Five Percent on Behalf of
                    Another Person.

                    N/A

          Item 7. Identification and Classification of the subsidiary Which Acquired the Security Being
                    Reported by the Parent Holding Company.

                    N/A

          Item 8. Identification and Classification of Members of the Group.

                    N/A

          Item 9. Notice of Dissolution of the Group.

                    N/A



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          Item 10.

              Certification for Rule 13d-l(b): By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                    RESTRUCTURING CAPITAL ASSOCIATES, L.P.

                                    By: Bennett Capital Corporation,
                                        General Partner

                                        /s/ James D. Bennett
                                    By:_______________________________
                                           James D. Bennett, President

          September 7, 2000

              Certification for Rule 13d-1(c): By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                        /s/ James D. Bennett
                                        ________________________________
                                        James D. Bennett, President






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                                    BENNETT RESTRUCTURING FUND, L.P.

                                    By: Restructuring Capital Associates,
                                          L.P., General Partner

                                    By: Bennett Capital Corporation,
                                        General Partner

                                        /s/ James D. Bennett
                                    By:________________________________
                                        James D. Bennett, President

              Certification for Rule 13d-l(c): By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held connection with or as a participant in any transaction having t purpose or effect.

                    After reasonable inquiry and to the best of my knowledge a belief, I certify that the information set forth in this statement is true, complete and correct.

                                    BENNETT OFFSHORE RESTRUCTURING FUND,
                                    INC

                                        /s/ James D. Bennett
                                    By:_______________________________
                                       James D. Bennett, Director

          September 7, 2000


















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                                                                  Exhibit A

                                      AGREEMENT

                   The undersigned agree that this Schedule 13G dated

          September 7, 2000 relating to the Common Stock of Riviera

          Holdings Corporation shall be filed on behalf of the undersigned.

                                         /s/ James D. Bennett
                                     ___________________________________
                                     James D. Bennett

                                     RESTRUCTURING CAPITAL ASSOCIATES, L.P.

                                         By: Bennett Capital Corporation
                                             General Partner

                                         /s/ James D. Bennett
                                     By: _________________________________
                                         James D. Bennett, President

                                     BENNETT RESTRUCTURING FUND, L.P.

                                     By: Restructuring Capital
                                         Associates, L.P.
                                         General Partner

                                     By: Bennett Capital Corporation
                                         General Partner

                                         /s/ James D. Bennett
                                     By: _________________________________
                                         James D. Bennett, President

                                     By: BENNETT OFFSHORE RESTRUCTURING
                                         FUND, INC.

                                         /s  James D. Bennett
                                     By: _________________________________
                                         James D. Bennett, Director








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